Exhibit 42

CONFIDENTIAL TREATMENT REQUESTED

UNDER RULE 24b-2 under the

SECURITIES EXCHANGE ACT OF 1934;

17 C.F.R. § 240.24b-2;

5 U.S.C. § 552(b)(4);

17 C.F.R. §§ 200.80(b)(4) and 200.83

[***] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A

CONFIDENTIAL TREATMENT REQUEST THAT IS

FILED SEPARATELY WITH THE COMMISSION

STRICTLY PRIVATE & CONFIDENTIAL

SECOND AMENDMENT TO CONFIRMATION

Credit Suisse International
One Cabot Square
London
E14 4QJ
United Kingdom

Date: June 23, 2008

Infinity World Investments LLC

c/o Dubai World

Emirates Towers, Level 47

Sheikh Zayed Road

Dubai, United Arab Emirates

Infinity World (Cayman) L.P.

c/o Dubai World

Emirates Towers, Level 47

Sheikh Zayed Road

Dubai, United Arab Emirates

Re:	Forward/Swap Transaction

Dear Sirs:

The purpose of this amendment (the “Second Amendment”) is to amend certain terms of the Amended and Restated Confirmation entered into on April 21, 2008 among Credit Suisse International (“Party A”), Infinity World Investments LLC, a Nevada limited liability company (“Party B-1”) and Infinity World (Cayman) L.P., a Cayman Islands exempted limited partnership (“Party B-2” and together with Party B-1, “Party B” or the “Counterparties” and each, a “Counterparty”) (the “Amended and Restated Confirmation”).

Concurrently with the entry into this Second Amendment , the Counterparties have entered into substantially similar amendments (collectively, the “Other Amendments”) with each of Deutsche Bank AG, London Branch and The Royal Bank of Scotland plc (collectively, the “Other Dealers”) on substantially similar documentation as this Second Amendment.

The parties hereto agree as follows:

Amendment. The Additional Termination Event under Part 1(j)(iii) of the Amended and Restated Confirmation is amended to read as follows:

“the official closing price per Shares on the Exchange (the “closing price”) on any day is less than [***];”

For the avoidance of doubt, the specified dollar amount appearing above shall be subject to Calculation Agent Adjustment pursuant to Section 11.2 of the Equity Definitions.

Limited Waiver. At the request of the Counterparties, Party A hereby waives any default which existed under Part 1(j)(iii) of the Amended and Restated Confirmation prior to the effectiveness of the amendment described herein. The waiver granted hereby shall be limited precisely as written, and shall not extend to any default under any other provision of the Amended and Restated Confirmation.

Defined Terms. Unless otherwise specifically defined herein, each term used herein which is defined in the Amended and Restated Confirmation has the meaning assigned to such term in the Amended and Restated Confirmation.

Governing Law. This Second Amendment shall be governed by and construed in accordance with the laws of the State of New York.

Effectiveness. This Second Amendment shall become effective on the date hereof.

[***] Confidential Treatment Requested.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Second Amendment enclosed for that purpose and returning it to us.

Confirmed as of the date first written	Sincerely yours,

/s/ Chris O’Donnell	/s/ Benjamin Tan
Name: Chris O’Donnell	Name: Benjamin Tan
Title: President	Title: Authorised Signatory

/s/ Abdul Wahid A. Rahim Al Ulama	/s/ Natarajan Veeraragoo
Name: Abdul Wahid A. Rahim Al Ulama	Name: Natarajan Veeraragoo
Title: Secretary	Title: Vice President
For and on behalf of Infinity World Investments LLC	For and on behalf of Credit Suisse International

/s/ Abdul Wahid A. Rahim Al Ulama
Name: Abdul Wahid A. Rahim Al Ulama
Title: Director
For and on behalf of Infinity World (Cayman) L.P., acting by Infinity World (Cayman) Holding, its general partner